Exhibit 5.4
[FOULSTON SIEFKIN LLP LETTERHEAD]
December 10, 2010
Board of Directors
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston Salem, NC 27105
Ladies and Gentlemen:
     We are acting as special Kansas counsel to Event 1, Inc., a Kansas corporation (the “Kansas Guarantor”), in connection with the proposed public offering by Hanesbrands Inc., a Maryland corporation (the “Issuer”), of the Issuer’s 6.375% Senior Notes due 2020 (the “Notes”) in exchange for all of Issuer’s outstanding unregistered 6.375% Senior Notes due 2020 issued on November 9, 2010 (the “Existing Notes”) pursuant to the Issuer’s registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2010, under the Securities Act of 1933, as amended (the “Act”). The obligations of the Issuer to pay the principal of, premium, if any, and interest on the Notes will be guaranteed on an unsecured senior basis by the Kansas Guarantor (the “Kansas Guarantee”) and certain other guarantors (such guarantees together with the Kansas Guarantee, the “Guarantees”). The Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of August 1, 2008 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of November 9, 2010 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) by and among the Issuer, the Kansas Guarantor and the other guarantors named therein, and Branch Banking and Trust Company, as trustee (the “Trustee”).
     This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, that each of such other parties has duly authorized, executed and delivered the documents to which it is a party, that the person who signed the documents on behalf of the Kansas Guarantor was the person who was authorized to do so, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies, facsimiles and electronic copies). As to all matters of fact, we have relied on the representations and statements

Board of Directors
Hanesbrands Inc.
December 10, 2010

of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Kansas General Corporation Code, as amended. We express no opinion in this letter as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Kansas General Corporation Code, as amended” includes the statutory provisions contained therein, all applicable provisions of the relevant state constitution and reported judicial decisions interpreting the foregoing.
     Based on, subject to and limited by the foregoing, we are of the opinion that:
     (a) The Kansas Guarantor is a corporation validly existing and in good standing as of December 10, 2010 under the laws of the State of Kansas.
     (b) The Kansas Guarantor has the corporate power to execute, deliver and perform its obligations under the Indenture and the Kansas Guarantee.
     (c) The execution, delivery and performance by the Kansas Guarantor of the Indenture and the Kansas Guarantee has been duly authorized by all necessary corporate action by the Kansas Guarantor, and the Indenture and the Kansas Guarantee have been duly executed and delivered on behalf of the Kansas Guarantor.
     The opinions expressed herein are subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a party of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act. We further consent to the reliance by Kirkland & Ellis LLP on our opinions in rendering its opinions to the Board of Directors of the Issuer on the date hereof, it being understood that our opinion speaks only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our opinion.
Sincerely,
/s/ FOULSTON SIEFKIN LLP